EXHIBIT 21.1
List of Subsidiaries*

Cole Corporate Income Operating Partnership, LP, a Delaware limited partnership
CRI CCIT, LLC, a Delaware limited liability company

* Does not include subsidiaries of Cole Corporate Income Operating Partnership, LP that hold investment assets, if any.